Exhibit 10.1

Summary of Bonus Plan for Bradley S. Powell

On March 19, 2008, the Compensation Committee of the Board of Directors of Eden Bioscience Corporation (the “Company”) approved a bonus plan for Bradley S. Powell, the Company’s President and Chief Financial Officer, pursuant to which Mr. Powell will be paid a cash bonus equal to one times his annual base salary upon completion of an acquisition, merger or consolidation to which the Company is a party.  Previously, pursuant to the terms of Mr. Powell’s existing employment agreement with the Company, any such bonus, including the amount thereof, was payable only if approved by the Compensation Committee at its sole discretion.